Bonneville Pacific Corporation
                     (Chapter 11 Debtor) and Subsidiaries

                      Consolidated Financial Statements
                             For the Years Ended
                         December 31, 1997 and 1996

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         PAGE
                                                                         ----

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . F-2

Consolidated Balance Sheets - December 31, 1997 and 1996 . . . . . . . . F-3

Consolidated Statements of Operations - For the Years Ended
December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . . . F-6

Consolidated Statements of Stockholders' Deficiency -
For the Years Ended December 31, 1997 and 1996 . . . . . . . . . . . . . F-7

Consolidated Statements of Cash Flows - For the Years
Ended December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . F-8

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . F-9

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Chapter 11
  Trustee of Bonneville Pacific Corporation
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Bonneville Pacific Corporation (Chapter 11 Debtor) and subsidiaries as of
December 31, 1997 and 1996, and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bonneville Pacific Corporation (Chapter 11 Debtor) and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Hein + Associates llp

Denver, Colorado
April 3, 1998, except for the second paragraph of Note 1
   and Note 14, as to which the date is November 2, 1998

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 ($ In Thousands, Except Per Share Information)

                                                             December 31,
                                                        1997       1996
                             ASSETS
Current Assets:
   Cash and cash equivalents                            $154,065   $ 24,899
   Restricted cash                                            63        215
   Marketable securities                                       -    104,741
   Receivables                                             9,127     14,770
   Other current assets                                      237        280
                                                             ---        ---
      Total current assets                               163,492    144,905
                                                         -------    -------
Property, Plant and Equipment:
   Oil and gas properties, at cost, under the
      successful efforts method                           28,591     24,549
   Other property, plant and equipment                    10,643      9,863
   Accumulated depreciation, depletion,
      amortization and impairment                        (22,287)   (20,550)
                                                          ------     ------
                                                          16,947     13,862
                                                          ------     ------

Investments and Other Assets:
   Investments in and advances to affiliated
      companies, at cost plus equity in
      undistributed earnings                               6,804     6,431
   Other assets                                              383       402
                                                             ---       ---
      Total other assets                                   7,187     6,833
                                                           -----     -----
Total Assets                                            $187,626  $165,600
                                                        ========  ========

     See accompanying notes to these consolidated financial statements.

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                 ($In Thousands, Except Per Share Information)
                                 (continued)

                                                             December 31,
                                                         1997       1996
         LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities Not Subject to Compromise:
   Current liabilities:
      Post-petition accounts payable                     $  1,611   $  1,721
      Accrued professional fees                             2,132      4,326
      Other current liabilities                             2,721      2,589
                                                            -----      -----
         Total current liabilities                          6,464      8,636

   Bank debt                                                2,400      1,700
                                                            -----      -----

Total Liabilities Not Subject to Compromise                 8,864     10,336

Senior Liabilities Subject to Compromise:
   Pre-petition accounts payable                            3,665      3,665
   Convertible debentures and pre-petition
      accrued interest                                     64,750     64,750
   Bank debt and pre-petition accrued interest             31,512     31,512
   Accrued interest                                        45,431          -
   Priority claims                                             61          -
                                                               --         --
      Total senior liabilities subject to compromise      145,419     99,927

Subordinated Liabilities Subject to Compromise:
   Pre-petition selling debentures claims (Class 5)         5,332      5,332
   Post-petition selling debentures claims (Class 6)        6,901      6,901
   Limited partner claims (Class 7)                           721        721
   Deeply subordinated claims (Class 8)                     8,945      8,945
   Selling stockholders 510(b) claims (Class 9)            31,122     31,122
   Cigna claim (Class 10)                                  11,000     11,000
                                                           ------     ------
      Total subordinated liabilities subject to
         compromise                                        64,021     64,021

Total Liabilities Subject to Compromise                   209,440    163,948
                                                          -------    -------
      Total liabilities                                   218,304    174,284

     See accompanying notes to these consolidated financial statements.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 ($ In Thousands, Except Per Share Information)
                                   (continue)

                                                               December 31,
                                                         1997       1996
Minority Interest in Consolidated Subsidiary Company        1,618        925

Commitments and Contingencies (Notes 4, 6, and 8)

Stockholders' Deficiency:
   Preferred stock - $.01 par value; cumulative;
      5,000,000 shares authorized; no shares issued
      and outstanding                                           -          -
   Preferred stock - $.01 par value; cumulative;
      5,000,000 shares authorized with $.01 per share
      liquidation value; no shares issued and
      outstanding                                               -          -
   Common stock - $.01 par value; 50,000,000 shares
      authorized; 21,375,000 shares issued                    214        214
   Additional paid-in capital                             127,602    127,602
   Accumulated deficit                                   (152,406)  (129,786)
   Cumulative translation adjustment                          (67)         -
                                                               --         --
                                                          (24,657)    (1,970)
   Treasury stock - 9,688,000 and 9,763,000 shares,
      respectively, at cost                                (7,639)    (7,639)
                                                            -----      -----
         Total stockholders' deficiency                   (32,296)    (9,609)
                                                           ------      -----

Total Liabilities and Stockholders' Deficiency           $187,626   $165,600
                                                         ========   ========

     See accompanying notes to these consolidated financial statements.

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                ($ In Thousands, Except Per Share Information)

                                                         For the Years Ended
                                                             December 31,
                                                        1997       1996
Revenues:
   Oil and gas sales                                    $ 6,429    $  5,262
   Gas marketing revenues                                 9,135       9,550
   Facilities operations and maintenance revenues         4,127       4,150
   Electric cogeneration and electricity sales            2,265       1,732
                                                          -----       -----
      Total revenues                                     21,956      20,694
                                                         ------      ------
Operating Expenses:
   Oil and gas production                                 2,952       2,285
   Gas marketing costs                                    8,553       6,910
   Facilities, operations and maintenance costs           2,957       3,059
   Electric cogeneration and cost of electricity          2,108       1,445
   Depreciation, depletion, amortization and
      impairment                                          2,387       1,314
   Exploration and other oil and gas expense                599         299
   Selling, general and administrative expense            2,434       1,705
                                                          -----       -----
      Total operating expenses                           21,990      16,947
                                                         ------      ------

Operating Profit (Loss)                                     (34)      3,747

Other Income (Expense):
   Interest expense                                     (45,471)       (555)
   Other income (expense), net                              995       1,072
                                                            ---       -----
      Total other income (expense)                      (44,476)        517

Income (Loss) From Consolidated Companies               (44,510)      4,264
   Equity in net earnings of affiliated company           3,902       3,380
                                                          -----       -----

Income (Loss) Before Reorganization Items and Taxes     (40,608)      7,644
   Reorganization items (Note 3)                         17,988     108,491
                                                         ------     -------

Income (Loss) Before Taxes                              (22,620)    116,135

Provision for Income Taxes                                    -       3,308
                                                             --       -----
Net Income (Loss)                                      $(22,620)   $112,827
                                                       ========    ========

Basic earnings per share                               $  (1.94)   $   6.22
                                                       ========    ========

Diluted earnings per share                             $  (1.94)   $   4.14
                                                       ========    ========

     See accompanying notes to these consolidated financial statements.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                     STATEMENT OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                               ($ In Thousands)

                                                      Addtional               Cumulative
                                    Common Stock      Paid-in    Accumulated  Translation  Treasury
                                  Shares      Amount  Capital    Deficit      Adjustment   Stock     Total
Balances, January 1, 1996         21,375,000  $214    $ 91,835   $(242,613)   $  -         $(2,308)  $(152,872)

   Forgiveness of debt payable
      to stockholder                       -     -      30,621           -       -               -      30,621
   Forfeiture of stock by
      stockholder                          -     -       5,146           -       -          (5,146)          -
   Forfeiture of stock by
      officers and directors               -     -           -           -       -            (185)       (185)
   Net income                              -     -           -     112,827       -               -     112,827
                                          --    --          --     -------      --              --     -------
Balances, December 31, 1996       21,375,000   214     127,602    (129,786)      -          (7,639)     (9,609)

   Foreign currency translation            -     -           -           -     (67)              -         (67)
   Net loss                                -     -           -     (22,620)      -               -     (22,620)
                                          --    --          --      ------      --              --      ------
Balances, December 31, 1997       21,375,000  $214    $127,602   $(152,406)   $(67)        $(7,639)   $(32,296)
                                  ==========  ====    ========   =========    ====         =======    ========

     See accompanying notes to these consolidated financial statements.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In Thousands)

                                                         For the Years Ended
                                                             December 31,
                                                        1997       1996
Cash Flows from Operating Activities:
   Net income (loss)(1)                                 $(22,620)  $112,827
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
         Depreciation, depletion and amortization          2,075      1,314
         Impairment of property, plant and equipment         324          -
         Equity in investee earnings                      (3,902)    (3,380)
         Gain on acquisition of treasury stock                 -       (185)
            Changes in assets and liabilities net of
               effects from acquisitions:
                  Accounts receivable                      5,638    (11,909)
                  Other current assets                       118        (33)
                  Accounts payable and accrued
                     liabilities                          43,168      2,374
                                                          ------      -----
   Net cash provided by operating activities              24,801    101,008
                                                          ------    -------
Cash Flows from Investing Activities:
   Proceeds from sale of marketable securities           104,740          -
   Purchase of marketable securities                           -    (86,371)
   Decrease in restricted cash                               152        (61)
   Purchase of property, plant and equipment              (5,771)    (2,310)
   Proceeds from sale of property, plant and equipment       319        346
   Distributions received from equity investment           3,516      6,880
   (Increase) decrease in other assets                       (40)       836
                                                              --        ---
      Net cash provided by (used for) investing
         activities                                      102,916    (80,680)
                                                         -------     ------
Cash Flows from Financing Activities:
   Payments of long-term debt                                  -     (6,071)
   Proceeds from long-term debt                              756          -
   Increase in minority interest                             693        593
                                                             ---        ---
      Net cash provided by (used for) financing
         activities                                        1,449     (5,478)
                                                           -----      -----
Increase in Cash                                         129,166     14,850

Cash and Equivalents at beginning of year                 24,899     10,049
                                                          ------     ------

Cash and Equivalents at end of year                     $154,065   $ 24,899
                                                        ========   ========

Cash Paid for Income Taxes                              $    541   $  2,767
                                                        ========   ========

Cash Paid for Interest                                  $     83   $    303
                                                        ========   ========

________________________
(1) Included in net income are non-recurring net gains from reorganization items of $17,988,000 and $108,491,000 in 1997 and 1996, respectively.

           See accompanying notes to these financial statements.

            BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                             AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Reorganization and Legal Matters:

     Bonneville Pacific Corporation ("BPC"), but none of its partially- or wholly-owned subsidiaries, filed a voluntary petition for relief under Chapter 11 of Title 11 of the Federal Bankruptcy Code (the "Code") on December 5, 1991 (the "petition date"). From the petition date to
     June 12, 1992, BPC operated as a Chapter 11 Debtor in Possession subject to the jurisdiction of the United States Bankruptcy Court for the District of Utah, Central Division (the "Court"). On June 12, 1992, the Court ordered the appointment of a Chapter 11 Trustee (the "Trustee"). Certain executory contracts and leases existing at the petition date have been rejected or assumed with the approval of the Court.

     On June 19, 1998, the Trustee filed with the Court the "Trustee's Amended Chapter 11 Plan for the Estate of Bonneville Pacific Corporation dated April 22, 1998" (the "Plan"). This Plan was confirmed on August 27, 1998 and was effective on November 2, 1998. See Note 14 for further discussion of the Plan.

     As described in Note 14, confirmation of the Plan will materially change the amounts reported in the consolidated financial statements. The accompanying consolidated financial statements do not reflect adjustments to the carrying values of assets and adjustments to liabilities which will be necessary as a consequence of the Plan.

2.   Organization and Summary of Significant Accounting Policies:

     Principles of Consolidation - The consolidated financial statements include the accounts of BPC and its majority-owned subsidiaries (collectively referred to as "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The following majority-owned subsidiaries had activities during 1996 and 1997: Bonneville Fuels Corporation ("BFC"), Bonneville Pacific Services Company, Inc. ("BPSC"), and Bonneville Nevada Corporation ("BNC").

     Organization and Nature of Operations - The entity which ultimately became BPC was initially incorporated in the State of Utah in March 1980, and changed its state of incorporation to the State of Delaware in June 1986. Principal operations of BPC and its subsidiaries previously included the development and operation or sale of cogeneration, hydroelectric and geothermal electrical generation projects. Subsequent to the bankruptcy filing, BPC disposed of a substantial portion of its assets. Consequently, the Company's operations are limited to ownership of one operational cogeneration facility, a 50% interest in another cogeneration facility, a cogeneration operations and management company and an oil and gas company engaged in the gathering and marketing of natural gas and the exploration and production of oil and natural gas.
     At December 31, 1997, BPSC had an interest in an additional cogeneration facility under construction in Mexico.

     Bankruptcy Reporting - The accompanying financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 (SOP 90-7) for reporting bankruptcy related items. SOP 90-7 requires BPC to record claims at the amount allowed or the amount estimated to be

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     allowed as opposed to the amount for which the liabilities are expected to be settled. SOP 90-7 also requires separate balance sheet classification for liabilities subject to compromise, and requires disclosure of certain bankruptcy related items.

     Cash and Cash Equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. From time to time, BPC has had cash and cash equivalents which exceeded the Federal Deposit Insurance Corporation's insurance limit of $100,000, however, the banks have pledged United States Treasury notes to the US Bankruptcy Trustee, or have obtained a performance bond to guarantee the liquidity of the deposits.

     Marketable Securities - Marketable securities, which include United States Treasury Bills, are classified as held to maturity and are stated at cost, which approximated market value at December 31, 1996 due to the short-term nature of the securities.

     Investment in Partnership - BPC through a wholly-owned subsidiary, BNC, is a 50% general partner in Nevada Cogeneration Associates #1 ("NCA #1"). The investment in NCA #1, accounted for under the equity method, is recorded at cost, as adjusted for BNC's share of earnings and distributions received.

     Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Oil and Gas Properties - BFC follows the "successful efforts" method of accounting for its oil and gas properties, all of which are located in the continental United States. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well are charged to expense. The costs of development wells are capitalized whether productive or nonproductive.

     Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred. Depreciation and depletion of capitalized costs for producing oil and gas properties is provided for using the units-of-production method based upon proved reserves for each field.

     In 1997, BFC began to accrue for future plugging, abandonment, and remediation using the negative salvage value method whereby costs are expensed through additional depletion expense over the remaining economic lives of the wells. Management's estimate of the total future costs to plug, abandon, and remediate BFC's share of all existing wells, including those currently shut-in, is approximately $3,800,000, net of salvage values. The total accrued and expensed amount was $200,000 for the year ended December 31, 1997.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Gains and losses are generally recognized upon the sale of interests in proved oil and gas properties based on the portion of the property sold. For sales of partial interests in unproved properties, BFC reflects the proceeds as a recovery of costs with no gain recognized until all costs have been recovered.

     Other Property and Equipment - Depreciation of other property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 25 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. When properties are sold, or otherwise disposed of, the cost of the property and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

     Impairment of Assets - The Company follows Statement of Financial Accounting Standards No. 121, Accounting for Impairment of Long-Lived Assets. When facts and circumstances indicate that the carrying value of an asset is impaired, the Company estimates the future undiscounted cash flows from that asset and compares that amount to the carrying value. If it is determined that an impairment is required, the asset is written down to its fair market value. Net capitalized costs of oil and gas properties are limited to the aggregate undiscounted future net revenues related to each field. If the net capitalized costs exceed the limitation, impairment is provided to reduce the carrying value of the oil and gas properties to fair market value. In 1997 and 1996, BFC recognized impairments of $312,000 and $-0-, respectively.

     Income Taxes - The Company accounts for income taxes under the liability method of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Accounting for Hedged Transactions - In order to mitigate the risk of market price fluctuations, BFC enters into futures and swap contracts as hedges of commodity prices associated with its oil and gas production and the purchase and sale of natural gas. Changes in the market value of futures and swap contracts are deferred until the gain or loss is recognized on the hedged production or transactions. Payments received or made under these contracts are included in gas marketing costs in the accompanying statements of operations.

     Segment Reporting - The Company has adopted FAS 131 Disclosures About Segments of an Enterprise and Related Information. FAS 131 replaces
     FAS 14 and utilizes the "management approach" whereby external financial
     reporting is aligned with internal reporting.   FAS 131 defines an
     operating segment as a component of an enterprise that engages in business activity for which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity's chief operating decision maker to allocate resources and assess performance, and for which discrete financial information is

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     available. The Company has identified the following reportable operating segments: Bonneville Fuels Corporation, Bonneville Pacific Services Company, and Bonneville Nevada Corporation.

     Earnings Per Share - BPC follows statement of Financial Accounts Standards No. 128 when calculating earnings per share. Basic earnings per share is computed using only the weighted average number of shares outstanding. Diluted earnings per share includes potential common stock from the assumed conversion of the convertible debentures. Potential common stock is not included in the calculation of diluted earnings per share in 1997 as it is anti-dilutive. The Plan requires the issuance of additional shares of common stock which would further dilute earnings per share. All outstanding convertible debentures are retired pursuant to the Plan.

     Impact of Recently Issued Accounting Standards - In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.

     Statements 130 is effective for financial statements for fiscal years beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Management is still evaluating the impact, if any, the standard may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

3.   Reorganization Items:

     The effects of transactions and adjustments related to reorganization activities were as follows:

                                                        For the Years Ended
                                                            December 31,
                                                        1997       1996
                                                            ($ in 000's)
     Gains from settlements                             $15,686    $156,939
     Professional fees                                   (5,278)    (52,587)
     Interest earned on accumulated cash resulting
        from Chapter 11 proceedings                       7,580       4,139
                                                          -----       -----
           Total reorganization items                   $17,988    $108,491
                                                        =======    ========

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   Investment in NCA #1 Partnership:

     BPC, through BNC, is a 50% general partner in the NCA #1 partnership.
     The remaining 50% is owned by Texaco Clark County Cogeneration Company ("TCCCC"). The NCA #1 partnership owns and operates an 85 megawatt electric generating facility (the "Facility") in Clark County, Nevada. BNC receives a 50% allocation of income (loss), depreciation expense and other tax benefits from the operations of NCA #1. In accordance with the partnership agreement, BNC initially received a 662/3% share of net cash distributions until such net cash distributions equaled approximately $18,800,000 (September 1997) at which time BNC's share of net cash distributions changed to 50%. The NCA #1 partnership will terminate, unless terminated earlier by partner agreement, on the latter of April 30, 2023, or the date that NCA #1 elects to cease operations.

     The financial statements of NCA #1 were audited by other auditors. Summary condensed financial statement data and significant accounting disclosures for NCA #1 as of December 31, 1997 and 1996 and for the years then ended are as follows:

                                                       1997          1996
                                                           ($ in 000's)
     Assets:
        Cash and cash equivalents                      $  5,416      $  5,822
        Other current assets                              5,998         5,646
        Operating facility and equipment, net            82,652        86,053
        Other assets                                     10,087         9,810
                                                         ------         -----
                                                       $104,153      $107,331
                                                       ========      ========
     Liabilities and partners' equity:
        Project financing loan payable and             $ 78,264      $ 81,842
           bonds payable
        Notes and other payables to affiliates            1,513         1,447
        Other liabilities                                 4,945         5,713

     Partners' equity:
        Bonneville Nevada                                 6,804         6,419
        TCCCC                                            12,627        11,910
                                                         ------        ------
                                                       $104,153      $107,331
                                                       ========      ========

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         1997       1996
                                                           ($ in 000'S)
Revenues                                                 $45,684    $45,593

Costs and expenses:
   Plant and other operating                              26,194     26,356
   Depreciation and amortization                           3,482      3,601
   General and administrative                              1,677      2,176
   Interest                                                6,187      6,702
   Impairment expense                                        340          -
                                                             ---         --
Total costs and expenses                                  37,880     38,835
                                                          ------     ------
Net income                                               $ 7,804    $ 6,758
                                                         =======    =======

     The Facility was completed during 1992 and commercial operation began on June 18, 1992. All costs, including interest and field overhead expenses, incurred prior to commercial operations were capitalized as part of the Facility. The Facility is being depreciated on a straight-line basis over 30 years. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred, and expenditures for additions and improvements are capitalized. The facility requires significant maintenance every 25,000 and 50,000 operating hours. The expected cost of this maintenance is accrued using a straight-line method over the respective periods. Due to fluctuations in the extent of repairs, prices and changes in the timing of the scheduled events, the estimated costs of these events can differ from actual costs incurred. All legal and financing fees associated with NCA #1's project financing loan and bonds payable including the cost of subsequent amendments were deferred and are being amortized over the terms of the financing.

     In July 1991, NCA #1 entered into a Construction Loan, Term Loan and Reimbursement Agreement (the "Agreement") with several banks to finance the majority of the construction costs of the Facility. In April 1993, the loan was converted to a term loan of $63,938,000. The debt is scheduled to be reduced on dates and by amounts as specified in the Agreement through October 2007, unless terminated earlier as provided for in the Agreement. The Agreement places certain restrictions on cash accounts, capital distributions and permitted investments. The Agreement is collateralized by substantially all of the assets of NCA #1, as well as BNC's interest in the NCA #1 partnership.

     The amount outstanding under the Agreement bears interest at a market rate plus a margin. NCA #1 has entered into interest rate swap agreements with commercial banks to reduce the exposure to higher interest rates. If the variable interest exceeds the fixed rate established by the swap agreements, NCA #1 could be exposed to the risk of higher interest costs in the event of nonperformance by the commercial banks. The weighted average interest rate, inclusive of the effect of the swap agreements, on the outstanding loan balance was 7.74% and 7.58% at December 31, 1997 and 1996, respectively.

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The bankruptcy of BPC was an event of default, prior to 1996, under a covenant in the Agreement. This event of default gave the lenders the right to call the loan and to require redemption of the tax-exempt bonds at any time. During 1996, the Partnership amended the Loan and Reimbursement Agreement which became effective October 30, 1996, therein waiving the event of default regarding BPC's bankrupt status. The amendment also reduced the lender's margin by 1/4%, reduced the restricted cash accounts required, and changed the reporting requirements for the project.

     NCA #1 also obtained $27,400,000 of long-term project financing in the form of variable rate industrial development revenue bonds. BPC and the parent of TCCCC have guaranteed repayment of these bonds. The bonds are due and payable on November 1, 2020 and November 1, 2021. The interest rate on the bonds was 6.26% and 6.16% at December 31, 1997 and 1996, respectively. As set forth in the Plan, BPC will continue to guarantee repayment of the industrial revenue bonds after its emergence from bankruptcy.

     The future minimum payments on the debt outstanding and the letters of credit supporting the tax-exempt bonds at December 31, 1997, are as follows: 1998 - $4,496,000; 1999 - $5,138,000; 2000 - $5,689,000;
     2001 - $6,239,000; 2002 - $6,881,000 and for the years thereafter a total of - $22,421,000.

     NCA #1 has an agreement for long-term power purchases of energy and capacity by Nevada Power Company (NPC) that terminates on April 30, 2023. NCA #1 is paid for energy delivered based upon fixed rates, as defined in the agreement, adjusted annually at 120% of the change in the CPI. NPC also pays NCA #1 for firm capacity based upon fixed rates, as defined, increased annually by 2%. During 1997, NCA #1 negotiated an amendment to the agreement severely limiting NPC's curtailment rights in exchange for a price discount of $.25 per megawatt hour. The amendment was signed on October 3, 1997 and was approved by Nevada Public Utility Commission subsequent to December 31, 1997. Pursuant to the amended agreement, NCA #1 has the right to release NPC from its purchase obligation for an agreed upon payment per released megawatt.

     NCA #1 also has a long-term process heat sales agreement with Georgia-Pacific Corporation which terminates on April 30, 2023, or earlier, as defined in the agreement. NCA #1 has a number of long-term fuel-gas purchase contracts with various parties including affiliates of TCCCC. NCA #1 also has an equipment lease agreement which requires monthly payments of $24,000 plus sales tax over a 10-year term ending
     December 31, 2002.

     The Facility is operated and maintained by BPSC. BPSC is paid for all costs incurred in connection with the operation and maintenance of the Facility including an annual operating fee of $260,000, adjusted annually by the Consumer Price Index. BPSC also may earn a performance bonus upon meeting specified operating goals, as defined in the agreement.

     NCA #1, under agreements, pays for certain engineering and administrative expenses and other costs to TCCCC and its subsidiaries. TCCCC may earn a performance bonus based upon the plant achieving certain operational goals, as defined in the agreement.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In 1997, the Nevada Legislature passed legislation to restructure the Nevada electric utility industry. The legislation (AB366) calls for competition to commence by January 1, 2000. The eventual outcome of these activities and their potential impact, if any, upon NCA #1 is not known.

     Income taxes are not recorded by NCA #1 since the net income or loss allocated to the partners is included in each partner's respective income tax return.

     Under the terms of the NCA #1 Partnership Agreement, at TCCCC's option, BNC will be required to purchase or cause to be purchased, TCCCC's ownership interest in NCA #1 at fair market value as determined by an independent appraisal. TCCCC's option becomes effective on June 18, 2012.


5.   Long-Term Debt:

     BFC has an accounts receivable-based credit facility which includes a revolving line-of-credit with a bank which provides for borrowings up to $1,000,000. There were no outstanding borrowings under this facility at December 31, 1997 or 1996. This facility bears interest at prime (8.5% at December 31, 1997). This facility is collateralized by certain trade receivables of BFC and had a maturity date of July 1, 1998.

     In addition to the line-of-credit discussed above, the bank has also provided to BFC an asset-based line-of-credit which provides for borrowing up to the borrowing base (as defined). The borrowing base was $10,000,000 and $4,500,000 at December 31, 1997 and 1996, respectively.
     At December 31, 1997 and 1996, outstanding borrowings amounted to $2,400,000 and $1,700,000, respectively, with interest at a variable rate that approximated 7.6% at December 31, 1997. This facility is collateralized by certain oil and gas properties of BFC and was scheduled to convert to a term note on July 1, 1998. This term loan was scheduled to have a maturity of either the economic half life of BFC's remaining reserves on the date of conversion, or July 1, 2003, whichever was earlier. The amount available to be drawn by BFC under this credit facility is subject to a borrowing base, which is based upon the lender's evaluation of BFC's proved oil and gas reserves. The borrowing base is generally determined semi-annually and the future minimum principal payments under the term note will be dependent upon the bank's evaluation of BFC's reserves at that time.

     Subsequent to December 31, 1997, BFC amended its loan agreement with the bank which extended the maturity date of the accounts receivable-based line-of-credit to July 1, 1999, and increased the amount available under the line to $1,500,000. The bank extended the conversion to a term loan of the asset-based line-of-credit to July 1, 2001 with a new scheduled maturity of the economic half life of BFC's reserves or July 1, 2006 whichever is earlier. The bank also increased the borrowing base on the asset-based line-of-credit to $11,500,000.

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The credit agreement contains various covenants which prohibit or limit the subsidiary's ability to pay dividends, purchase treasury shares, incur indebtedness, repay debt to BPC, sell properties or merge with another entity. Additionally, BFC is required to maintain certain financial ratios.

     The portion of BPC debt subject to compromise contractually due within one year following each respective balance sheet date is not classified in current liabilities because such amounts will be settled under the Plan.

     BPC's pre-petition debt agreements contain various financial and operational covenants. While covenants in substantially all of these agreements have been breached, the related debt will be settled as part of the Plan.

     As of the petition date, in accordance with current accounting pronouncements, BPC discontinued accruing interest on its pre-petition debt obligations except to the extent that the obligations are secured by collateral believed to have value in excess of the amounts of the related obligations. If such interest had continued to be accrued, based on contractual terms without increase for default provisions, interest expense for 1996 would have been increased by approximately $8,300,000. During 1996, BPC received approximately $104 million in litigation settlement proceeds (net of related costs). In 1997, the Trustee entered into a conditional settlement agreement with the holders of certain senior claims with respect to the calculation and payment of post-petition interest and with the holders of certain subordinated and equity claims who agreed to not oppose the Plan. Therefore, in 1997, BPC resumed accrual of interest expense at the amount expected to be paid pursuant to the Plan (ranging from 5.5% to 8.10%). Accrued interest from the petition date, or date of the claim, if later, through 1997, amounting to $45,430,000 was charged to operations in 1997.

     See Note 4 for a discussion of long-term debt of NCA #1.

6.   Commitments:

     Office Lease - The Company leases office space under noncancellable operating leases. Total rental expense was immaterial in the years ended December 1997 and 1996. The total minimum rental commitments at December 31, 1997 are as follows:

                                    $ (in 000's)
                                    ------------
          1998                      $243
          1999                       161
          2000                       124
          2001                       129
          2002                        88
                                     ---
                                    $745
                                    ====

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   Income Taxes:

     Pretax accounting income from continuing operations for the years ended December 31, 1997 and 1996 was taxed solely under domestic jurisdictions. The provision for income taxes was as follows:

                                                 1997       1996
                                                   ($ in 000's)
     Current tax expense:
        U.S. Federal                             $-         $ 3,917
        State                                     -             991
                                                 --             ---
           Total current tax expense              -           4,908

     Deferred tax benefit                         -          (1,600)
                                                 --           -----
                                                 $-         $ 3,308
                                                 ==         =======

     The difference between the provision for income taxes and the amounts which would have been reported by applying the statutory Federal income tax rate to income before provision for income taxes is as follows:

                                                  1997       1996
                                                     ($ in 000's)
     Tax expense (benefit) by applying the
        statutory Federal income tax rate to
        pretax income (loss)                      $(7,917)   $ 39,489
     Net operating losses                             873     (32,582)
     State taxes, net of Federal benefit                -         689
     Effect of alternative minimum tax                  -      (4,288)
                                                       --       -----
                                                   (7,044)      3,308

     Change in valuation allowance                  7,044           -
                                                    -----          --
                                                  $     -     $ 3,308
                                                  =======     =======

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Long-term deferred tax assets and liabilities are comprised of the following as of December 31, 1997 and 1996:

                                                         1997       1996
                                                            ($ in 000's)
     Deferred tax assets:
        Net operating loss carryforward                  $  8,337   $  1,221
        Depreciation, depletion, amortization and
           impairment                                         900        953
        Liabilities recognized for book purposes prior
           to realization for tax purposes                 14,839     14,489
                                                           ------     ------
       Gross deferred tax assets                           24,076     16,663

     Deferred tax liabilities:
        Investment in NCA #1, primarily depreciation,
        depletion and amortization                        (1,401)    (1,032)
                                                           -----      -----
     Net deferred tax asset                               22,675     15,631

     Valuation allowance                                 (22,675)   (15,631)
                                                          ------     ------
                                                        $      -   $      -
                                                        ========   ========

     At December 31, 1997, the Company had Federal income tax net operating loss carryforwards of $23,819,000 which expire from 2010 through 2012.

     Under Section 382 of the Internal Revenue Code of 1986, as amended, if certain significant ownership changes occur, there could be an annual limitation on the amount of net operating loss carryforwards which may be utilized. The Company has experienced a change in ownership under these rules prior to December 31, 1997. Consequently, certain net operating loss carryforwards will likely be limited. There may be additional limitations due to the confirmation of the Plan.


8.   Employee Benefits:

     Stock Options - Prior to declaring bankruptcy, BPC had 228,800 incentive stock options outstanding and 140,000 directors stock options outstanding. BPC believes that substantially all of these options have expired, or were canceled as part of BPC's settlements with former employees and directors. Any remaining options will be canceled pursuant to the Plan.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Employee Stock Ownership Plan - On April 28, 1989, BPC adopted the Bonneville Pacific Corporation Employee Stock Ownership Plan (the "ESOP"). Upon adoption, the ESOP acquired 383,144 shares of BPC's common stock from certain of BPC's original managing directors at a weighted average price of $7.83 per share, or $3 million. The loan from a financial institution to acquire the shares was paid off in part, settled in part, and the financial institution foreclosed and sold 227,655 shares of BPC stock, therefore, leaving the ESOP with 155,489 shares. The ESOP has an allowed claim against BPC of $984,000. The ESOP was terminated in 1997.

     Employee Qualified 401(k) Retirement Plan - Effective January 1, 1990, BPC adopted a qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code. To participate, employees must be at least 21 years of age, have worked at least one year for BPC or one of its participating subsidiaries and performed a minimum of 1,000 hours of service during a 12-month period. The Company may match employees' contributions at the Company's discretion. No company contributions were made in 1997 or 1996.

     Management Retention Program - In 1997, the Court approved a management retention program in order to retain certain key employees of the subsidiary companies. The retention program provides for the payment of certain cash severance benefits upon (a) an employee's termination without cause absent a change in control, or (b) termination from a change in control. Additionally, the retention programs provide benefits upon (a) the death of the employee or (b) the successful confirmation of the Plan. BFC and BPSC accrued $600,000 for the retention program in 1997.


9.   Stockholders' Equity:

     Treasury Stock - In 1996, 9,156,000 shares of common stock were returned to BPC as the result of litigation settlements. 7,842,000 shares were received from a significant stockholder, and recorded as additional paid-in capital at a fair market value of $5,146,000. The remaining settlements were not with significant stockholders and therefore, BPC recognized a gain of $185,000 from these transactions.

     Earnings Per Share - The following is a reconciliation of basic and diluted earnings per share:

                                         For the Year Ended December 31, 1997
                                       Income        Shares          Per Share
                                       (Numerator)   (Denominator)   Amount
                                               (In 000's)
     Basic EPS -
        Income available to common
           stockholders                $(22,620)     11,687          $(1.94)

     Diluted EPS -
        Income available to common
           stockholders                $(22,620)     11,687          $(1.94)

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                        For the Year Ended December 31, 1996
                                     Income        Shares          Per Share
                                     (Numerator)   (Denominator)   Amount
                                            (In 000's)
     Basic EPS -
        Income available to common
           stockholders              $112,827      18,130          $6.22

     Diluted EPS -
        Income available to common
           stockholders              $112,827      18,130
        Effect of convertible
           debentures                       -       9,143
                                           --       -----
                                     $112,827      27,273          $4.14
                                     ========      ======          =====

10.  Concentrations of Credit Risk:

     Approximately 31% of the Company's accounts receivable at December 31, 1997 result from BFC's crude and natural gas sales and/or joint interest billings to companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, since these entities may be similarly affected by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earnings, and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred on trade receivables by the Company have been insignificant.

     The nature of the power generation business is such that each facility generally relies on one power or steam sales agreement with a single electric customer for substantially all, if not all, of such facility's revenue over the life of the project. The power and steam sales agreements are generally long-term agreements, covering the sale of electricity or steam for initial terms of 20 or 30 years. However, the loss of any one power or steam sales agreement with any of these customers could have a material adverse effect on cash flow and, as a result, on results of operations.

     Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, or to supply or transport natural gas to such facility. The failure of any one customer, thermal host, gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a power project's qualifying status under regulations and on the Company's business and results of operations.

               BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  Financial Instruments:

     Statement of Financial Accounting Standards No. 107 and 127 requires certain entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, management's best estimate is that the carrying amount of cash, receivables, notes payable, accounts payable, undistributed revenue, and accrued expenses approximates fair value of these instruments, other than liabilities subject to compromise, for which the estimated fair value is discussed in Note 14.

     Energy Financial Instruments - BFC uses energy financial instruments and long-term user contracts to minimize its risk of price changes in the spot and fixed price natural gas and crude oil markets. Energy risk management products used include commodity futures and options contracts, fixed-price swaps, and basis swaps. Pursuant to company guidelines BFC is to engage in these activities only as a hedging mechanism against price volatility associated with pre-existing or anticipated gas or crude oil sales in order to protect profit margins. As of December 31, 1997, BFC has hedged 3,500 MMbtu's of natural gas per day through October 2001.

     The difference between the current market value of the hedging contracts and the original market value of the hedging contracts was an unfavorable $60,000 and $146,000, as of December 31, 1997 and 1996, respectively. These amounts are not reflected in the accompanying financial statements. In the event energy financial instruments do not qualify for hedge accounting, the difference between the current market value and the original contract value would be currently recognized in the statement of operations. In the event that the energy financial instruments are terminated prior to the delivery of the item being hedged, the gains and losses at the time of the termination are deferred until the period of physical delivery. Such deferrals were immaterial in all periods presented.


12.  Segment Information:

     The Company has identified the following segments: BFC, BNC, and BPSC. BFC is primarily engaged in oil and gas production and gas marketing. BNC owns a 50% interest in a company engaged in cogeneration activities. BPSC is primarily engaged in providing operational and maintenance services to cogeneration plants.

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before reorganization items and income taxes.

                                     BFC      BNC      BPSC    Corporate  Total
                                                     ($ in 000's)
     1997

     Revenues from external
        customers                    $16,071  $     -  $4,127  $  1,758   $ 21,956
     Interest income from non-
        reorganization items              62      179     329         -        570
     Interest expense                     83        -       -    45,388     45,471
     Operating expenses               14,855        -   2,973     1,728     19,556
     Selling, general and
        administrative                   990       22     546       876      2,434
     Equity in investee earnings           -    3,902       -         -      3,902
     Segment profit (loss) before
        reorganization items and
        taxes                            611    4,059     941   (46,219)   (40,608)
     Segment assets                   16,054    7,397   6,702   157,473    187,626

     1996

     Revenues from external
        customers                     15,026        -   4,155     1,513     20,694
     Interest income from non-
        reorganization items              41       30     282        51        404
     Interest expense                    272        -       -       283        555
     Operating expenses               10,629        -   3,070     1,543     15,242
     Selling, general and
        administrative                   472       30     207       996      1,705
     Equity in investee earnings           -    3,380       -         -      3,380
     Segment profit (loss) before
        reorganization items and
        taxes                          3,694    3,378   1,760    (1,188)     7,644
     Segment assets                   14,524   10,438   7,973   132,665    165,600

13.  Oil and Gas Producing Activities (Unaudited):

     BFC's oil and gas producing activities are all located in the United States. The following is certain information with respect to the activities.

                                                             December 31,
                                                          1997       1996
                                                             ($ in 000's)
     Capitalized Costs Relating to Oil and Gas Properties

     Unproved oil and gas properties                      $  1,900   $  1,251
     Proved oil and gas properties                          26,533     23,140
     Gas gathering system                                      158        158
                                                               ---        ---
                                                            28,591     24,549
     Accumulated depreciation, depletion, amortization
        and impairment                                     (16,709)   (14,823)
                                                            ------     ------
     Net capitalized costs                                $ 11,882   $  9,726
                                                          ========   ========

                BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                                AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                             December 31,
                                                          1997       1996
                                                             ($ in 000's)
     Costs Incurred in Oil and Gas Property Acquisition,
        Exploration and Development Activities

     Acquisition of properties:
        Proved                                            $2,230     $   63
        Unproved                                               -          -
                                                              --         --
                                                           2,230         63
                                                           -----         --
     Exploration costs                                       599        299
     Development costs                                     1,812        959
                                                           -----        ---
                                                          $4,641     $1,321
                                                          ======     ======

     Results of Operations from Producing Activities

     Oil and gas sales                                    $6,429     $5,262
     Expenses:
        Production costs                                   2,952      2,285
        Exploration costs                                    599        299
        Depreciation, depletion, amortization and
           impairment                                      2,199      1,143
                                                           -----      -----
              Total expenses                               5,750      3,727
                                                           -----      -----
     Results of operations from producing activities
        (excluding corporate overhead and interest
        costs)                                            $  679     $1,535
                                                          ======     ======

     Oil and Gas Reserves - The following quantity and value information is based on prices as of the end of each respective reporting period. No price escalations were assumed except for gas sales made under terms of contracts which include fixed and determinable escalations. Operating costs and production taxes were deducted in determining the quantity and value information. Such costs were estimated based on current costs and were not adjusted to anticipate increases due to inflation or other factors. No deductions were made for general overhead, depreciation and interest.

     The determination of oil and gas reserves is based on estimates and is highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available and an accurate determination of the reserves may not be possible for several years after discovery. Reserve information presented herein is based on reports prepared by an independent petroleum engineer.

             BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Estimated Quantities of Proved Oil and Gas Reserves - The following is a reconciliation of BFC's interest in net quantities of proved oil and gas reserves. Proved reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimated reserves of oil (barrels) and natural gas (thousands of cubic feet) as of December 31, 1997 and 1996, and the changes thereto for the years then ended are as follows:

                                             For the Year Ended December 31,
                                                   1997          1996
                                             Gas      Oil     Gas      Oil
     Proved developed and undeveloped
        reserves:
           Beginning of year                 26,512   227     19,807   207
           Extensions and discoveries           427    32        935    44
           Purchases of minerals in place       916    99        506     -
           Production                        (3,135)  (63)    (2,719)  (58)
           Revisions of previous estimates   (1,580)    3      7,983    34
                                              -----    --      -----    --
           End of year                       23,140   298     26,512   227
                                             ======   ===     ======   ===

     Proved developed reserves:
           Beginning of year                 25,483   188     19,290   168
                                             ======   ===     ======   ===
           End of year                       22,623   298     25,483   188
                                             ======   ===     ======   ===

     Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

     Estimated discounted future net cash flows and changes therein were determined in accordance with Statement of Financial Accounting Standards No. 69. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

     Future cash inflows are computed by applying year-end prices of oil and gas relating to BFC's proved reserves to the year-end quantities of those reserves.

     The assumptions used to compute the proved reserve valuation do not necessarily reflect BFC's expectations of actual revenues to be derived from those reserves nor their present worth. Assigning monetary values to the reserve quantity estimation process does not reduce the subjective and ever-changing nature of such reserve estimates.

     Additional subjectivity occurs when determining present values because the rate of producing the reserves must be estimated. In addition to subjectivity inherent in predicting the future, variations from the expected production rate also could result directly or indirectly from factors outside BFC's control, such as unintentional delays in development, environmental concerns and changes in prices or regulatory controls.

     The reserve valuation assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations also could affect the amount of cash eventually realized.

     Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

     Future income tax expense has not been provided based on the availability of net operating loss carryforwards and other deductions. The usage of these carryforwards may be limited based upon a past change in ownership of BPC. There may be additional limitations on the availability of net operating loss carryforwards due to the confirmation of the Plan.

     A discount rate of 10% per year was used to reflect the timing of the future net cash flows.

                                                          At December 31,
                                                       1997       1996
                                                           ($ in 000's)
     Future cash inflows                               $46,859    $89,985
     Future production and development costs            18,155     26,608
                                                        ------     ------
                                                        28,704     63,377
     10% annual discount for estimated timing of
        cash flows                                      (9,075)   (23,366)
                                                         -----     ------
     Standardized measure of discounted future
        net cash flows                                 $19,629    $40,011
                                                       =======    =======

              BONNEVILLE PACIFIC CORPORATION (CHAPTER 11 DEBTOR)
                              AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following are principal sources of changes in the standardized measure of discounted net cash flows:

                                                       For the Year Ended
                                                           December 31,
                                                       1997       1996
                                                           ($ in 000's)
     Standardized measure of discounted future net
        cash flows, beginning of year                  $40,011    $10,233
     Sales and transfers of oil and gas produced,
        net of production costs                         (3,477)    (2,977)
     Net changes in prices and production costs        (19,872)    19,260
     Extensions, discoveries, and improved recovery,
        less related costs                                 756      3,226
     Purchases of reserves in-place                      1,610        436
     Revisions of future development costs               1,059     (1,202)
     Revisions of previous quantity estimates           (1,107)    12,475
     Accretion of discount                               4,001      1,023
     Other                                              (3,352)    (2,463)
                                                         -----      -----
     Standardized measure of discounted future net
        cash flows, end of year                        $19,629    $40,011
                                                       =======    =======

     Oil and gas prices at December 31, 1997 and 1996 of $16.91 and $25.60, respectively, per barrel of oil and $1.81 and $3.17, respectively, per thousand cubic feet of gas were used in the estimation of BFC's reserves and future net cash flows.


14.  Subsequent Event - Chapter 11 Plan:

     On June 19, 1998, the Trustee filed with the Court the Trustee's Amended Chapter 11 Plan for the Estate of Bonneville Pacific Corporation dated April 22, 1998. The Plan was confirmed on August 27, 1998 and was effective on November 2, 1998. The Plan classifies all claims into 11 classes plus administrative claims and standardizes the way certain claims are calculated. The classes and treatments, in general are as follows:

                                  Allowed
                                  Amount    Amount
                                  of        of
Class  Type of Claim              Claim	    Settlement  Treatment
                                     (in 000's)
 1     Priority Claims            $    61   $    61     Allowed claim paid in full in
                                                        cash at distribution date;
                                                        post-petition simple interest
                                                        at 5.5% per annum.

 2     Bank Debt Claims            31,512    31,512     Allowed claim paid in full in
                                                        cash at distribution date;
                                                        post-petition simple interest
                                                        at 8.03% per annum through
                                                        December 5, 1997 and 8.10%
                                                        thereafter.

 3     Trade and Other General
          Unsecured Claims          3,665     3,665     Allowed claim paid in full in
                                                        cash at distribution date; post-
                                                        petition simple interest at 5.5%
                                                        per annum.

 4     Current Debentures Claims   64,750    64,750     Allowed claim paid in full
                                                        in cash at distribution date; post-
                                                        petition simple interest at 7.32%
                                                        per annum.

 5     Pre-petition Selling
          Debenture Claims          5,334     5,334     Allowed claim amount as uniformly
                                                        calculated by the Trustee paid in
                                                        full with Plan Common Stock.

 6     Post-petition Selling
          Debenture Claims          6,901     6,901     Claim amount as uniformly calculated
                                                        by the Trustee allowed and paid in
                                                        Plan common stock.

 7     Limited Partner Claims         721       721     Claim amount as uniformly calculated
                                                        by the Trustee allowed
                                                        and paid in Plan common stock.

 8     Deeply Subordinated Claims   8,945       895     10% of allowed claim paid in Plan
                                                        common stock.

 9     Equity Claims (For Loss of
          Value on Equity, also
          known as Section 510(b)
          equity claims)           31,122    20,385     Allowed claim as uniformly
                                                        calculated by the Trustee paid in
                                                        Plan Common Stock with a value
                                                        estimated to be approximately 65%
                                                        of the allowed claim.

10     CIGNA Claim                 11,000     7,205     Allowed as an $11 million Section 510(b)
                                                        equity claim; claimant to receive
                                                        Plan common stock with a value
                                                        estimated to be approximately 65%
                                                        of such claim.

11     Equity Interests (Existing
          Common Stock)                                 All existing common stock will be
                                                        retained by the interestholders
                                                        and their rights in the
                                                        reorganized debtor will be
                                                        unaltered.

     The Plan also provides for a one for four reverse stock split as soon as practicable after the Plan is effective. The above amounts do not include administrative claims incurred subsequent to December 31, 1997 estimated to be between $4 million and $13 million. BPC will pay cash and issue stock in satisfaction of the above claims and management currently intends to continue to operate BPC and its subsidiaries in their current form as a going concern.

                                     F-28